Filed Pursuant to Rule 424(b)(3)

Registration No. 333-261904

Prospectus Supplement No. 3

(To Prospectus dated November 10, 2022)

P3 Health Partners, Inc.

240,855,865 Shares of Class A Common Stock

267,329 Warrants to Purchase Shares of Class A Common Stock

10,819,105 Shares of Class A Common Stock underlying Warrants

This prospectus supplement updates, amends and supplements the prospectus dated November 10, 2022 (the “Prospectus”), relating to the resale of up to 240,855,865 shares of our Class A Common Stock by the selling securityholders named in the prospectus (including their pledgees, donees, transferees or other successors-in-interest), the resale of up to 267,329 warrants to purchase shares of Class A Common Stock and the issuance by us of up to 10,819,105 shares of Class A Common Stock upon the exercise of outstanding warrants, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-261904).

This prospectus supplement is being filed to update, amend and supplement the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on December 13, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Class A Common Stock is listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “PIII” and our warrants are listed on Nasdaq under the symbol “PIIIW”. On December 12, 2022, the closing sale price of our Class A Common Stock was $3.70 per share and the closing price of our warrants was $0.4599 per warrant.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 6 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 13, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2022

P3 Health Partners Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40033	85-2992794
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2370 Corporate Circle, Suite 300
Henderson, NV	89074
(Address of principal executive offices)	(Zip Code)

(702) 910-3950

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

	Trading	Name of each exchange
Title of each class	Symbol(s)	on which registered
Class A Common Stock, par value $0.0001 per share	PIII	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50.	PIIIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 13, 2022 (the “Effective Date”), P3 Health Partners, LLC (“P3 LLC”), a subsidiary of P3 Health Partners Inc. (the “Company”), entered into a financing transaction with VBC Growth SPV LLC (“VBC”), consisting of an unsecured promissory note (the “Promissory Note”) and warrants (the “Warrants”) to purchase shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”). VBC is a Delaware limited liability company managed by Chicago Pacific Founders GP, L.P., an affiliate of a principal stockholder of the Company. The members of VBC include Greg Wasson and Mark Thierer, each of whom is a director of the Company, Sherif Abdou, M.D., the Company’s Chief Executive Officer and a director of the Company, and Amir Bacchus, M.D., the Company’s Chief Medical Officer and a director of the Company. Mary Tolan, Lawrence Leisure and Greg Kazarian, each of whom is a director of the Company, hold interests in Chicago Pacific Founders, GP, L.P. The entry into the Promissory Note and the issuance of the Warrants was approved by a committee of independent, disinterested directors of the Company.

Promissory Note

The Promissory Note was issued by P3 LLC to VBC on December 13, 2022, and provides for funding of up to $40.0 million (the “Promissory Note”), available for draw by P3 LLC in three tranches, as follows: (i) a first tranche of $15.0 million available to P3 LLC upon the Effective Date, (ii) a second tranche of up to $15.0 million available at the Company’s sole option in a single draw, on or prior to January 5, 2023, and (iii) a third tranche of up to $10.0 million available at P3 LLC’s sole option in a single draw, after January 5, 2023 and on or prior to February 3, 2023. The maturity date of the Promissory Note is May 19, 2026. Interest is payable at 14.0 % per annum on a quarterly cycle (in arrears) beginning March 31, 2023. P3 LLC may elect to pay interest 6.0% in kind and 8.0% in cash, but if the terms of the Subordination Agreement (as defined below) do not permit P3 LLC to pay interest in cash, interest will be paid entirely in-kind. The Promissory Note may be prepaid, at the Company’s option, either in whole or in part, without penalty or premium, at any time and from time to time, subject to the payment of the back-end fee described below; provided that prepayments must be in increments of at least $2.0 million. The Promissory Note provides for mandatory prepayments with the proceeds of certain asset sales, and the Lender has the right to demand payment in full upon (i) a change of control of the Company and (ii) certain qualified financings (as defined in the Promissory Note).

The Promissory Note restricts P3 LLC’s ability and the ability of its subsidiaries to, among other things, incur indebtedness and liens, and make investments and restricted payments. The maturity date may be accelerated as a remedy under the certain default provisions in the agreement, or in the event a mandatory prepayment event occurs.

Pursuant to the Promissory Note, P3 LLC will pay VBC an up-front fee of 1.5% at the time of each draw under the Promissory Note, In addition, P3 LLC will pay VBC a back-end fee at the time the Promissory Note as follows: (i) if paid prior to February 28, 2023, 2.25%; (ii) if paid from March 1, 2023 through June 30, 2023, 4.5%; (iii) if paid from July 1, 2023 through December 31, 2021, 6.75% and (iv) if paid on January 1, 2024 or later, 9.0%.

P3 LLC intends to use the proceeds of the Promissory Note to fund the Company’s ongoing working capital requirements.

Warrants

In connection with the Promissory Note, on December 13, 2022, P3 LLC and VBC entered into a Warrant (the “Warrant Agreement”). Pursuant to the Warrant Agreement, P3 LLC issued warrants to purchase 429,180 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”), at an exercise price of $4.26 per share (the “Warrants”) to VBC. The number of shares of Common Stock for which the Warrant is exercisable and the exercise price may be adjusted upon any event involving subdivisions, combinations, distributions, recapitalizations and like transactions. Pursuant to the Warrant Agreement, the Warrants and the right to purchase securities upon the exercise of the Warrants will terminate upon the earliest to occur of the following: (a) December 13, 2027; and (b) the consummation of (i) a sale, conveyance, disposal, or encumbrance of all or substantially all of the Company’s or P3 LLC’s property or business or the Company’s or P3 LLC’s merger into or consolidation with any other corporation (other than a wholly owned subsidiary corporation) or (ii) any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company or P3 LLC is disposed of.

Subordination Agreement

In connection with the transactions described above, P3 LLC entered into a subordination agreement, dated as of December 13, 2022 (the “Subordination Agreement”), by and among the Company, CRG Services LLC, as administrative agent under the Company’s existing term loan facility (the “Term Loan Facility”) and VBC. Pursuant to the Subordination Agreement, VBC agreed to subordinate its right of payment under the Promissory Note to the right of payment and security interests of the lenders under the Term Loan Facility. The terms of the Subordination Agreement will effectively require P3 LLC to pay all interest under the Promissory Note in-kind.

Amendment to Term Loan Agreement

In connection with the transactions described above, P3 LLC entered into an amendment to that certain Term Loan Agreement, dated as of December 3, 2021, by among P3 LLC, as borrower, the subsidiary guarantors party thereto, the lenders from time to time party thereto and CRG Servicing LLC, as administrative agent and collateral agent. The amendment permits the issuance of the Promissory Note and the entry into the Subordination Agreement.

The foregoing descriptions of the Promissory Note, the Warrant Agreement, the Subordination Agreement and the Amendment to Term Loan Agreement do not purport to be complete and is qualified in its entirely by the terms of the Promissory Note, the Warrant Agreement, the Subordination Agreement and the Amendment to the Term Loan Agreement, copies of which are filed herewith as Exhibit 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure included in Item 1.01 above is incorporated herein by reference

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure included in Item 1.01 above is incorporated herein by reference. The Warrants were, and the shares underlying the Warrants will be, issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, as no general solicitation was used in the offer and sale of such securities.

Item 8.01. Other Events.

Liquidity Update

The Company stated in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2022 that it believes its existing cash resources are not sufficient to support its planned operations, and substantial doubt exists about the Company’s ability to continue as a going concern. While the transaction described herein addresses the Company’s immediate short-term need for cash, the proceeds from this transaction do not change the risks as identified per the Form 10-Q for the nine months ended September 30, 2022 as outlined above.

As a result, the Company continues to actively explore raising additional capital through a combination of debt financing and equity issuances. There can be no assurances that any additional debt and/or equity financing will be available to the Company on favorable terms, or potentially at all. The Company expects to continue to incur net losses, comprehensive losses, and negative cash flows from operating activities in accordance with its operating plan.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Unsecured Promissory Note, by and between P3 Health Partners LLC and VBC Growth SPV LLC
10.2	Warrant Agreement, by and between P3 Health Partners LLC and VBC Growth SPV LLC
10.3	Subordination Agreement
10.4	Amendment to Term Loan Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P3 Health Partners Inc.

Date:	December 13, 2022	By:	/s/ Jessica Puathasnanon
Jessica Puathasnanon Chief Legal Officer

Exhibit 10.1

THIS Unsecured Promissory Note (AS AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, this “NOTE”) AND ANY SECURITIES WHICH MAY BE ISSUED BY THE COMPANY (AS DEFINED BELOW) UNDER ITS TERMS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

THE INDEBTEDNESS REPRESENTED BY THIS NOTE IS EXPRESSLY SUBORDINATED TO THE PAYMENT OF THE “SENIOR Debt” as defined IN that certain Subordination Agreement dated as of december 13, 2022 (as amended from time to time, The “Subordination Agreement”) entered into between Holder and CRG Servicing LLC (TOGETHER WITH ITS SUCCESSORS AND ASSIGNS, “CRG”), AS MORE PARTICULARLY SET FORTH IN THE SUBORDINATION AGREEMENT.

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH "ORIGINAL ISSUE DISCOUNT" (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. HOLDER MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF ANY OID, THE ISSUE PRICE, THE ISSUE DATE, AND THE YIELD TO MATURITY RELATING TO THE NOTES BY CONTACTING ChIEF FINANCIAL OFFICER AT 2370 Corporate Circle, Suite 300, Henderson, NV 89074.

UNSECURED PROMISSORY NOTE

$40,000,000.00	December 13, 2022

FOR VALUE RECEIVED, P3 Health Group, LLC, a Delaware limited liability company (the “Company”), hereby promises to pay to VBC Growth SPV LLC, a Delaware limited liability company (“Holder”), the principal sum of up to Forty Million and 00/100 Dollars ($40,000,000.00) (“Maximum Loan Amount”), at the place and in the manner hereinafter provided, together with interest thereon at the rate or rates, and on the terms, described below, and any and all other amounts which may be due and payable hereunder from time to time.

1.            Advances of the Loan.

(a)            Subject to the terms and conditions hereof, Holder hereby extends to the Company a line of credit facility pursuant to which Holder will make loans to the Company upon the Company’s request subject to this Section 1(a) and Section 1(b) from time to time until the Maturity Date in an amount not exceeding, in the aggregate, the Maximum Loan Amount (each amount advanced by Holder to the Company hereunder, a “Loan”, and collectively, the “Loans”). The Company may not reborrow any amounts repaid by Company under the Loans. The Loans will be available for draw by the Company as follows:

i.	A first tranche of $15,000,000 (the “First Tranche”) available to the Company upon the date hereof.

ii.	A second tranche of up to $15,000,000 (the “Second Tranche”) available at the Company’s sole option in a single draw, on or prior to January 5, 2023.

iii.	A third tranche of up to $10,000,000 (the “Third Tranche”) available at the Company’s sole option in a single draw, after January 5, 2023 and on or prior to February 3, 2023.

(b)            Subject to Section 1(a), the Holder agrees to fund draws of the Loans to the Company promptly upon written request from the Company to the Holder, but in any event, (1) with respect First Tranche, on the date of Holder’s receipt of a written draw request from the Company and (2) with respect to the Second Tranche and the Third Tranche, within five (5) Business Days of Holder’s receipt of a written draw request from the Company. All draw requests shall include a certification, explicitly or by implication evidenced by the delivery of the request, from the Company’s representative executing the written draw request that (i) no Event of Default has occurred and is continuing hereunder; and (ii) such representative has all necessary authorizations to submit the request on behalf of the Company, and Holder shall be entitled to rely on such certification.

(c)            The Holder is hereby authorized by the Company to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to the Loans, and the payment thereof. Notwithstanding the foregoing, however, Holder’s failure to make any such recording or notation shall not affect in any manner the rights of the Holder or any obligations of the Company hereunder.

2.            Maturity. Unless accelerated or otherwise paid or payable sooner in accordance with the terms set forth herein, this Note will automatically mature and be due and payable on May 19, 2026 (the “Maturity Date”).

3.            Interest.

(a)            Interest Generally. Subject to Section 3(d) and the Subordination Agreement, the Company agrees to pay to the Holder interest on the unpaid principal amount of the Loans (including, for the avoidance of doubt, PIK Loans) and the amount of all other outstanding Obligations (other than Warrant Obligations), in the case of the Loans, for the period from the applicable borrowing date and, in the case of any other Obligation (other than Warrant Obligations), from the date such other Obligation (other than Warrant Obligations) is due and payable, in each case, to and including the date on which such Loan or Obligation is paid in full, at a rate per annum equal to fourteen percent (14%).

(b)            Default Interest. Notwithstanding the foregoing, automatically upon the occurrence and during the continuance of any Event of Default under Section 8, the interest payable pursuant to Section 3(a) shall increase automatically by four percent (4.00%) per annum (such aggregate increased rate, the “Default Rate”). Notwithstanding any other provision herein (including Section 3(d)) but subject to the terms of the Subordination Agreement, if interest is required to be paid at the Default Rate, it shall be paid entirely in cash.

(c)            Interest Payment Dates. Subject to Section 3(d) and the Subordination Agreement, accrued interest on the Loans shall be payable in arrears on each Payment Date with respect to the most recently completed Interest Period in cash, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided, that, subject to the terms of the Subordination Agreement, interest payable at the Default Rate shall be payable from time to time on demand.

(d)            Paid In-Kind Interest. Notwithstanding Section 3(a), so long as no Event of Default has occurred and is continuing, the Company may elect at any time to pay interest on the outstanding principal amount of the Loans as follows: (i) eight percent (8.00%) per annum interest payable in cash and (ii) six percent (6.00%) per annum interest payable as compounded interest, added to the aggregate principal amount of the Loans for all purposes under this Note on such Payment Date (the amount of any such compounded interest being a “PIK Loan”); provided that payment of interest in cash will be required only to the extent permitted pursuant to the terms of the Subordination Agreement, and if payment in cash not so permitted, all cash interest shall accrue as a PIK Loan. The principal amount of each PIK Loan under this Section 3(d) shall accrue interest in accordance with the provisions of this Note applicable to the Loans. The PIK Loans shall not reduce the availability of the First Tranche, Second Tranche or Third Tranche.

(e)            Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed during the period for which payable.

4.            Payments.

(a)            Repayment. Unless otherwise accelerated in accordance with the terms hereof, no scheduled payments of principal of the Loans shall be due prior to the Maturity Date. The Company agrees to repay to the Holder the outstanding principal amount of the Loans (including, for the avoidance of doubt, PIK Loans), together with all other outstanding Obligations (other than Warrant Obligations and contingent indemnification obligations for which no claim has been made), on the Maturity Date (subject to the terms and conditions of the Subordination Agreement).

(b)            Application. Any optional or mandatory prepayment of the Loans shall be applied to the Loans (and PIK Loans in respect thereof) in the inverse order in which such Loans were made.

(c)            Prepayments. This Note may be prepaid, either in whole or in part, without penalty or premium, at any time and from time to time; provided that repayments of the obligations hereunder by the Company must be in increments equal to at least 5% of Maximum Loan Amount.

(d)            Mandatory Prepayments.

i.	Asset Sales. In the event of any contemplated Asset Sale or Involuntary Disposition, as applicable, or series of related Asset Sales or Involuntary Dispositions, as applicable, yielding Asset Sale Net Proceeds in excess of three million Dollars ($3,000,000) in the aggregate for all Asset Sales and Involuntary Dispositions (and series thereof) during the term of this Note, the Company shall provide at least three (3) Business Days’ prior written notice of such Asset Sale, Involuntary Disposition or series thereof, as applicable, to the Holder and shall, not later than the date that is three (3) Business Days after the date of such Asset Sale, Involuntary Disposition or series thereof, as applicable, in each case to the extent permitted pursuant to the Subordination Agreement: (x) if the assets subject to such Asset Sale, Involuntary Disposition or series thereof represent substantially all of the assets or revenues of the Company and its subsidiaries, on a consolidated basis, or represent any specific line of business which either on its own or together with other lines of business sold or otherwise disposed of over the term of this Note account for revenue generated by such lines of business exceeding fifteen percent (15%) of the revenue of the Company and its subsidiaries, on a consolidated basis, in the immediately preceding year, prepay the aggregate Obligations (other than Warrant Obligations) outstanding on the date of such Asset Sale, Involuntary Disposition or series thereof, and (y) in the case of all other Asset Sales, Involuntary Dispositions and series thereof not described in the foregoing clause (x), prepay the Loans in an amount equal to the entire amount of the Asset Sale Net Proceeds of such Asset Sale, Involuntary Disposition or series thereof, plus any accrued but unpaid interest and any fees (including the Back-End Facility Fee, if applicable) then due and owing with respect to the principal amount of the Loans being prepaid, credited in accordance with Section 4(b) above.

ii.	Change of Control; Qualified Financing. In the event of a Change of Control or a Qualified Financing, the Company shall immediately provide notice of such Change of Control or Qualified Financing to the Holder and, subject to the terms of the Subordination Agreement, if within ten (10) days of receipt of such notice, the Holder advises the Company that the Holder requires a prepayment pursuant to this Section 4(d)(ii), the Company shall prepay the aggregate Obligations (other than Warrant Obligations) outstanding on the date of such Change of Control or Qualified Financing and pay any fees payable (including the Back-End Facility Fee).

5.            Fees.

(a)            On the date hereof, the Company shall pay to the Holder an aggregate upfront financing fee in an amount equal to one and one half percent (1.50%) of the First Tranche, which fee is deemed fully earned on the date hereof (the “Closing Date Financing Fee”).

(b)            On the date of any borrowing after the date hereof, the Company shall pay to the Holder an aggregate upfront financing fee in an amount equal to one and one half percent (1.50%) of the principal amount of such borrowing, which fee is deemed fully earned on the date of such borrowing (each such upfront financing fee, together with the Closing Date Financing Fee, a “Financing Fee” and collectively, the “Financing Fees”). Each Financing Fee shall be paid by netting it out of the amount of the applicable borrowing.

(c)            On the earlier of (a) the Maturity Date and (b) the date the Loans become due and payable in full for any other reason (including, without limitation, the prepayment by the Company, the requirement of a mandatory prepayment under Section 4(d) above or an acceleration under Section 7 below) (the “Loan Repayment Date”), the Company shall pay to the Holder, to the extent permitted pursuant to the Subordination Agreement, an aggregate fee in an amount equal to: (1) if the Loan Repayment Date is on or prior to February 28, 2023, 2.25% of the aggregate principal amount of the Loans (including, for the avoidance of doubt, the aggregate principal amount of all PIK Loans issued) advanced to the Company on or prior to such date, (2) if the Loan Repayment Date is after February 28, 2023 but on or prior to June 30, 2023, 4.5% of the aggregate principal amount of the Loans (including, for the avoidance of doubt, the aggregate principal amount of all PIK Loans issued) advanced to the Company on or prior to such date, (3) if the Loan Repayment Date is after June 30, 2023 but on or prior December 31, 2023, 6.75% of the aggregate principal amount of the Loans (including, for the avoidance of doubt, the aggregate principal amount of all PIK Loans issued) advanced to the Company on or prior to such date, or (4) if the Loan Repayment Date is after December 31, 2023, 9.00% of the aggregate principal amount of the Loans (including, for the avoidance of doubt, the aggregate principal amount of all PIK Loans issued) advanced to the Company on or prior to such date (such applicable fee, the “Back-End Facility Fee”), less any partial payment of the Back-End Facility Fee already paid by the Company prior to such date, in connection with the partial prepayment of the Loans, as described in the next sentence. Notwithstanding the foregoing, if the Company makes a partial prepayment of the Loans through the exercise of an optional prepayment under Section 4(c) or a partial mandatory prepayment pursuant to Section 4(d)(i), the Company shall pay, to the extent permitted pursuant to the Subordination Agreement, on such date of prepayment, to the Holder for the account of the Holder, an aggregate fee in an amount equal to Back-End Facility Fee applicable to the principal amount of such payment (it being understood and agreed that any fee paid pursuant to this sentence shall constitute a partial payment of the Back-End Facility Fee (as described in the immediately preceding sentence)).

(d)            All amounts payable by the Company hereunder, other than interest payable in kind, shall be paid by the Company unconditionally in full without set-off (except as otherwise expressly provided herein) or counterclaim or other defense, in U.S. Dollars and in same day or immediately available funds, to such account as the Holder shall designate. The fees payable hereunder shall be fully earned upon becoming due and payable, shall be non-refundable for any reason whatsoever and shall be in addition to any other fee, cost or expense payable pursuant to the Loan Documents.

6.          Covenants. The Company covenants and agrees with the Holder that, until all Obligations (other than Warrant Obligations and contingent indemnification obligations for which no claim has been made) have been paid in full in cash:

(a)            The Company shall deliver to the Holder, concurrently with delivery to CRG, each of the items set forth in Section 8.01 of the Senior Loan Agreement (as in effect on the date hereof).

(b)            To the extent the Company performs a monthly operating review, the Company shall deliver to the Holder, promptly following the completion thereof, a reasonably detailed report of the results thereof.

(c)            The Company shall deliver to the Holder, on a bi-weekly basis, cash forecasts for the succeeding two-month period in the form provided in the Forecast (as defined below).

(d)            The Company shall deliver to the Holder, concurrently with delivery to CRG, the notices set forth in Section 8.02 of the Senior Loan Agreement (as in effect on the date hereof).

(e)            The Company shall, and shall cause each of its subsidiaries to, permit any representatives designated by the Holder, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, to inspect its facilities and to discuss its affairs, finances and condition with its officers and, in the presence of an officer of the Company, its independent accountants, all at such reasonable times and intervals (but not more often than once per calendar quarter in the aggregate unless an Event of Default has occurred and is continuing) as the Holder may request.

(f)            The Company shall not, and shall not permit any of its subsidiaries to, create, incur, assume or permit to exist any Indebtedness (as defined in the Senior Loan Agreement (as in effect on the date hereof)), in any form, whether directly or indirectly, except (i) the Obligations, (ii) the obligations under the Senior Loan Agreement, (iii) the Intermountain Obligations, (iv) Indebtedness that is subordinate to the Obligations pursuant to the terms of a binding agreement between the lender thereof and the Holder, (v) Indebtedness outstanding on the date of this Note (and any refinancing thereof in a manner that does not increase the principal amount thereof) and (v) any other Indebtedness permitted by Section 9.01 of the Senior Loan Agreement (as in effect on the date hereof), excluding Sections 9.01(n), (o) and (s) of the Senior Loan Agreement (as in effect on the date hereof) unless such Indebtedness is expressly subordinated to the Obligations on terms reasonably satisfactory to the Holder.

(g)            The Company shall not, and shall not permit any of its subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except for (i) the Liens granted to CRG in connection with the Senior Loan Agreement, (ii) Liens outstanding on the date of this Note (and any refinancing thereof in a manner that does not increase the obligations secured thereby) and (iii) any other Lien permitted by Section 9.02 of the Senior Loan Agreement (as in effect on the date hereof), excluding Sections 9.02(c) and (r) of the Senior Loan Agreement (as in effect on the date hereof).

(h)            The Company shall not, and shall not permit any of its subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Investments or Restricted Payments (each as defined in the Senior Loan Agreement (as in effect on the date hereof)), other than any such Investments permitted by Section 9.05 of the Senior Loan Agreement (as in effect on the date hereof) and Restricted Payments permitted by Section 9.06 of the Senior Loan Agreement (as in effect on the date hereof).

(i)            During the period covered by the Forecast, the Company shall not, and shall not permit any of its subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any material disbursements or other payments outside the ordinary course of business that are not contemplated by the Forecast. “Forecast” means that certain cash flow update and projection dated December 9, 2022 attached hereto as Exhibit A, and as shall be updated to include projections for the month of February.

7.            Events of Default. In the case of the happening of any of the following events, if any (each, an “Event of Default”):

(a)            the Company shall fail to pay any Obligation hereunder, when and as the same shall become due and payable, whether at the due date thereof or by acceleration thereof or otherwise; or

(b)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of its assets, and, in the case of each of the foregoing, such proceeding or appointment continues undismissed, or unstayed and in effect, for a period of forty-five (45) days after the institution thereof; provided, that, if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against Company in the interim, such grace period will cease to apply; provided further, that, if the Company files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(c)            the Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (b) of this Section 7, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of its assets, (iv) file an answer admitting the allegations of a petition filed against it in any such proceeding, (v) admit in writing its inability to pay its debts as they come due or make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(d)            the failure by the Company to observe any of the covenants set forth in Section 6(f), (g) or (h); or

(e)            the failure by the Company to observe any other covenant set forth herein and such failure shall continue unremedied for a period of thirty (30) days after the earlier of the date on which (i) an officer of the Company obtains knowledge of such failure and (ii) written notice of such failure shall have been given to the Company by Lender; or

(f)            the occurrence of any “event of default” or similar event under the Senior Loan Agreement (as in effect on the date hereof) or Intermountain Note; or

(g)            any Material Adverse Change (as defined in the Senior Loan Agreement (as in effect on the date hereof)) shall occur; or

(h)            one or more judgments or settlements for the payment of money in an aggregate amount in excess of two million five hundred thousand Dollars ($2,500,000) (or the equivalent amount in other currencies) shall be rendered against or entered into by the Company, any of its subsidiaries or any combination thereof and (i) the same shall remain undismissed, unsatisfied or undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed or (ii) any action shall be legally taken by a judgment or settlement creditor to attach or levy upon any assets of the Company or any of its subsidiaries to enforce any such judgment or settlement;

then, and in every such event (other than an event described in clause (b) or (c) of this Section), and at any time thereafter during the continuance of such event, the Holder may, by notice to the Company, in addition to, and not in limitation of, any other rights to which Holder is or may be entitled, declare this Note to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of this Note so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in the case of any event described in clause (b) or (c) of this Section, this Note shall automatically be due and payable in whole, and thereupon the entire principal of this Note, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. Holder’s delay or failure to exercise any right shall not be deemed a waiver of such right or any other right available to Holder.

THE COMPANY HEREBY WAIVES PRESENTMENT, DEMAND FOR PAYMENT, NOTICE OF DISHONOR, NOTICE OF PROTEST, PROTEST AND ANY AND ALL OTHER NOTICES OR DEMANDS IN CONNECTION WITH THE DELIVERY, ACCEPTANCE, PERFORMANCE, DEFAULT, OR ENFORCEMENT OF THIS NOTE. No failure to accelerate or demand payment of the indebtedness evidenced hereby by reason of an Event of Default hereunder, and no indulgence that may be granted from time to time, shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Holder thereafter to make demand for payment or otherwise to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration, or to demand payment, or any other right granted hereunder or under applicable law; and the Company hereby expressly waives the benefit of any statute or rule of law or equity now provided or that may hereafter be provided that would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of the Company under this Note, either in whole or in part, unless Holder agrees otherwise in writing.

8.            Warrants. Concurrently herewith, and in consideration of the Holder’s obligations hereunder, the Company and the Holder are entering into that certain Class A Common Stock Purchase Warrant dated as of the date hereof (the “Warrant Agreement”).

9.           Subordination. Notwithstanding anything in this Note to the contrary, the indebtedness, interest thereon and all other obligations of the Company hereunder are subordinated in right of payment and the exercise of any right or remedy hereunder is subordinated, in each case, to the payment of all obligations of the Company to CRG and the other Secured Parties (as defined in the Senior Loan Agreement (as in effect on the date hereof)) pursuant to the Senior Loan Agreement and the other Loan Documents (as defined in the Senior Loan Agreement (as in effect on the date hereof)) pursuant to and in accordance with the terms of the Subordination Agreement.

10.            Expenses; Indemnification, Etc.

(a)          Expenses. The Company agrees to pay or reimburse Holder for all of its reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of Locke Lord LLP, as primary counsel to Holder) in connection with (i) the negotiation, preparation, execution and delivery of this Note and the other Loan Documents and the making of the Loans, (ii) post-closing costs and (iii) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Note or any of the other Loan Documents (whether or not consummated), and (iv) any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(b)          Indemnification. The Company hereby indemnifies Holder, its affiliates, and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to this Note or any of the other Loan Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans, and any claim, investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to any of the foregoing, whether or not any Indemnified Party is a party to an actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based in contract, tort or any other theory, and whether or not such investigation, litigation or proceeding is brought by the Company, any of its shareholders or creditors, and whether or not the other transactions contemplated by this Note are consummated, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY, except to the extent such Claim or Loss (x) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct, (y) results from a claim brought by the Company or any subsidiary against an Indemnified Party for material breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if the Company or such subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arises solely from a dispute between or among Indemnified Parties and does not relate to (i) any action of any such Indemnified Party in its capacity as Holder or (ii) any act or omission on the part of the Company and its subsidiaries, in each case, as determined by a court of competent jurisdiction in a final, non-appealable judgment. The Company shall not assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Note or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans

(c)            This Section 10 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim..

11.            Defined Terms.

(a)            “Asset Sale” means any sale, lease, license, transfer, or otherwise disposition of any of the Company’s or its subsidiaries’ property (including accounts receivable and Equity Interests of subsidiaries) to any person in one transaction or series of transactions, except:

i.	transfers of cash in the ordinary course of its business for equivalent value;

ii.	sales of inventory in the ordinary course of its business on ordinary business terms;

iii.	development and other collaborative arrangements where such arrangements provide for the licenses or disclosure of intellectual property rights in the ordinary course of business and consistent with general market practices where such license requires periodic payments based on per unit sales of a product, service or procedure over a period of time; provided, that, each such license does not effect a legal transfer of title to such intellectual property rights, that each such license must be a true license as opposed to a license that is a sales transaction in substance and that each such license does not materially restrict the ability of the Company or any of its subsidiaries to commercialize any material product of, or provide any material service or procedure by, the Company or any of its subsidiaries;

iv.	licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business (but limited, in the case of licenses of intellectual property, to non-exclusive licenses), in each case, not interfering with the business of the Company and its subsidiaries;

v.	the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business in connection with the collection or compromise thereof;

vi.	the lapse, abandonment, of other disposition of intellectual property that in the commercially reasonable business judgment of the Company is not (i) necessary or material for the conduct of the businesses of the Company and its subsidiaries or (ii) material to the value of the Company and its subsidiaries; and

vii.	dispositions, sales or other transfers among the Company and its subsidiaries.

(b)            “Asset Sale Net Proceeds” means the aggregate amount of the cash proceeds received from any Asset Sale or Involuntary Disposition, net of (a) any bona fide costs and expenses incurred in connection with such Asset Sale or Involuntary Disposition, as applicable, (b) income, franchise, sales and other applicable taxes paid or required to be paid (as reasonably estimated in good faith by the Company) as a result of such Asset Sale or Involuntary Disposition, as applicable, in respect of the taxable year such Asset Sale or Involuntary Disposition, as applicable, is consummated, the computation of which shall, in each case take into account the actual reduction in tax liability resulting from any available operating losses, net operating loss carryovers, tax credits, tax carry forwards or similar tax attributes, or deductions and any tax sharing arrangements, (c) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities related to any of the assets sold (provided, that, to the extent and at the time any such amounts are released from reserve, such amounts shall constitute Asset Sale Net Proceeds) and (d) amounts required to be applied to the prepayment of the obligations under the Senior Loan Agreement.

(c)            “Board” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof to the extent duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or if not member-managed, the managers thereof, or any committee of managing members or managers thereof to the extent duly authorized to act on behalf of such Persons, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

(d)            “Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City.

(e)           “Change of Control” means (a) at any time and for any reason whatsoever, any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than any of the Holdings Permitted Holders, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of Holdings entitled to vote for members of the Board of Holdings on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), (b) at any time and for any reason whatsoever, the Permitted Holders shall cease to own and control, directly or indirectly, beneficially and of record, Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power for the election of the Board of the Company represented by the issued and outstanding Equity Interests of the Company on a fully-diluted basis, (c) at any time and for any reason whatsoever, Holdings shall cease to be the sole managing member of the Company, (d) the occurrence of any “Change of Control” (or any equivalent term) under any the Senior Loan Agreement (as in effect on the date hereof) or the Intermountain Note.

(f)           “Claims” means any claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, informations (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.

(g)           “Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such first Person (or any other Person controlling such first Person) primarily for making equity investments in Company or any other portfolio companies in the ordinary course of business.

(h)            “Equity Interest” means, with respect to any person, any and all shares (including, for the avoidance of doubt, shares of capital stock), interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, but excluding debt securities convertible or exchangeable into such equity or other interests described in this definition.

(i)           “Holdings” means P3 Health Partners Inc., a Delaware corporation.

(j)           “Holdings Permitted Holders” means Chicago Pacific Capital, L.P., Chicago Pacific Founders GP, L.P. and their respective Controlled Investment Affiliates.

(k)            “Interest Period” means, with respect to each borrowing of a Loan, (i) initially, the period commencing on and including the borrowing date thereof and ending on and excluding the next Payment Date, and, (ii) thereafter, each period beginning on and including the last day of the immediately preceding Interest Period and ending on and excluding the earlier of (x) the next succeeding Payment Date and (y) the Maturity Date; provided, that, the Interest Period ending on the Maturity Date shall include the Maturity Date.

(l)            “Intermountain Obligations” means the Company’s obligations to IHC Health Services, Inc. pursuant to the terms of that certain Repurchase Promissory Note, dated as of June 28, 2019, as amended, restated, supplemented or otherwise modified from time to time (the “Intermountain Note”).

(m)            “Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Company or any subsidiary of the Company.

(n)            “Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

(o)            “Loan Documents” means, collectively, this Note, the Warrant Agreement, the Warrant, the Subordination Agreement, and any other present or future document, instrument, agreement or certificate executed by the Company and delivered to the Holder in connection with or pursuant to this Note or the Loans, all as amended, restated, supplemented or otherwise modified.

(p)            “Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

(q)            “Obligations” means, with respect to the Company, all amounts, obligations, liabilities, covenants and duties of every type and description owing by the Company to the Holder, any indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) all Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to the Company under any Loan Document.

(r)            “Payment Date” means (a) each March 31, June 30, September 30 and December 31 (commencing on the first such date to occur at least thirty (30) days after the date hereof) and (b) the Maturity Date; provided, that, if any such date shall occur on a day that is not a Business Day, the applicable Payment Date shall be the next preceding Business Day.

(s)            “Permitted Holders” means Chicago Pacific Capital, L.P., Chicago Pacific Founders GP, L.P., Holdings and their respective Controlled Investment Affiliates.

(t)            “Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

(u)            “Qualified Financing” means the Company obtaining in one transaction or a series of related transactions financing through the sale of equity securities or debt securities, however structured, in an amount sufficient to permit the Company to repay in full all obligations payable under the Senior Loan Agreement.

(v)            “Senior Loan Agreement” means that certain Term Loan Agreement dated as of November 19, 2020 by and among the Company, as borrower, the subsidiary guarantors from time to time party thereto, CRG, as administrative agent and collateral agent, and the lenders from time to time party thereto, as amended on November 16, 2021 and December 21, 2021 and as further amended, restated, supplemented or otherwise modified from time to time.

(w)            “Warrant” has the meaning set forth in the Warrant Agreement.

(x)            “Warrant Obligations” means, with respect to the Company and Holdings, all Obligations arising out of, under or in connection with, the Warrant.

12.            Other General Agreements.

(a)            The Company agrees that the Loan evidenced by this Note is an exempted transaction under the Truth In Lending Act, 15 U.S.C., Section 1601, et seq.

(b)            Time is of the essence hereof. If any payment of principal or interest on this Note shall become due on a day that is not a Business Day, the payment will be made on the next succeeding Business Day.

(c)            This Note is governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the statutes, laws and decisions of the State of Delaware (without giving effect to Delaware conflict of laws principles). This Note may not be changed or amended orally but only by an instrument in writing signed by the party against whom enforcement of the change or amendment is sought.

(d)            The Company further agrees, in the event that this Note or any portion of the debt evidenced hereby is collected by law or through an attorney at law, to pay all costs of collection, including, without limitation, reasonable attorneys’ fees and all other reasonable costs of collection, which, if unpaid after Holder’s demand, shall be added to the principal balance of this Note and accrue interest as provided herein.

(e)            The Company agrees that Holder may assign this Note, and all rights of Holder accruing hereunder, to an affiliate of Holder upon written notice of assignment from Holder to the Company. This Note and the Loans shall be registered debt obligations for US federal income tax purposes. The Company will keep, at its principal executive office, books for the registration and registration of transfer of this Note and the Loans.

(f)            For U.S. federal income tax purposes, parties intend to treat the Note, together with the Warrants, as an investment unit, and the portion of price deemed paid for the Warrants as resulting in a corresponding reduction in the “issue price” of the applicable Loan for U.S. federal income tax purposes.

(g)            If any provision of this Note is deemed to be invalid by reason of the operation of law, or by reason of the interpretation placed thereon by any administrative agency or any court, the Company and Holder shall negotiate an equitable adjustment in the provisions of the same in order to effect, to the maximum extent permitted by law, the purpose of this and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby and shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed and delivered Unsecured Promissory Note as of the day and year first written above.

P3 Health Group, LLC

By:	/s/ Erin Darakjian
Name:	Erin Darakjian
Its:	Chief Accounting Officer

Acknowledged and agreed:

VBC Growth SPV LLC

By: Chicago Pacific Founders GP, L.P., its Manager
By: Chicago Pacific Founders UGP, LLC, its General Partner

By:	/s/ Lawrence B. Leisure
Name: Lawrence B. Leisure
Title: Manager

Exhibit 10.2

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR, SUBJECT TO CERTAIN EXCEPTIONS SPECIFIED HEREIN, AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

Warrant No. 1	Date of Issuance: December 13, 2022

P3 Health Group, LLC

Class A Common Stock Purchase Warrant

P3 Health Group, LLC (the “Company”), for value received, hereby certifies that VBC Growth SPV, LLC, or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 6 below) Class A Common Stock, par value $0.0001 per share (“Shares”) of P3 Health Partners Inc. (“Parent” at an exercise price per Share equal to $4.26 (as adjusted for subdivisions, combinations, distributions, recapitalizations and like transactions with respect to the Shares). The Shares issuable upon exercise of this Class A Common Stock Purchase Warrant (this “Warrant”) and the exercise price per Share, as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Exercise Price,” respectively.

This Warrant is issued pursuant to, and is subject to the terms and conditions of, that certain Unsecured Promissory Note, among the Company and Registered Holder, dated as of December 13, 2022, as may be amended from time to time (the “Loan Agreement”).

1.          Number of Shares. Subject to the terms and conditions hereinafter set forth, the Registered Holder is entitled, upon surrender of this Warrant, to purchase from the Company up to 429,180 Shares.

2.          Exercise.

(a)            Manner of Exercise. This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the aggregate Exercise Price payable in respect of the number of Warrant Shares purchased upon such exercise (the “Purchase Price”). The Purchase Price may be paid by cash, check or wire transfer to the Registered Holder.

(b)            Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 2(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in Section 2(d) below shall be deemed to have become the holder or holders of record of the Warrant Shares to be represented by such certificates.

(c)            Net Issue Exercise.

(i)            In lieu of exercising this Warrant in the manner provided above in Section 2(a), the Registered Holder may elect to receive Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election on the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or such Registered Holder’s duly authorized attorney, in which event the Parent shall issue to such Registered Holder a number of Warrant Shares computed using the following formula:

X =	Y (A - B)
A

Where                   X = The number of Warrant Shares to be issued to the Registered Holder.

Y = The number of Warrant Shares purchasable under this Warrant (at the date of such calculation).

A = the VWAP on the Trading Day immediately preceding the date of such election;

B = The Exercise Price (as adjusted to the date of such calculation).

(d)            (ii)      The “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the Shares are then listed on The Nasdaq Global Select Market, The Nasdaq Global Market, The Nasdaq Capital Market or the New York Stock Exchange (such market, the “Trading Market”), the daily volume-weighted average price of the Shares for such date (or the nearest preceding date) on the Trading Market as reported by Bloomberg Financial L.P. (based on a “Trading Day” from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) the volume-weighted average price of the Shares for such date (or the nearest preceding date) on the OTC Bulletin Board; (iii) if the Shares are not then listed on a Trading Market or quoted on the OTC Bulletin Board and if prices for the Shares are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Shares so reported; or (iv) in all other cases, the fair market value of a share of Common Stock as determined by a good faith determination of the Parent’s Board of Directors.

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(e)            Delivery to Registered Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

(i)             a certificate or certificates for the number of Warrant Shares to which such Registered Holder shall be entitled, and

(ii)            in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor and with the same date, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment thereof) to the number of such Shares called for on the face of this Warrant minus the number of such Shares purchased by the Registered Holder upon such exercise as provided in Section 2(a) or 2(c) above (without giving effect to any adjustment thereof).

(f)            Limitation on Exercise. Notwithstanding anything to the contrary herein, Shares may not be issued pursuant to this Warrant and this Warrant shall not be exercisable for Shares, to the extent that the issuance of the Warrant or the issuance of Shares upon exercise thereof would constitute, in the good faith determination of the Parent, “ equity compensation” by the Parent pursuant to Nasdaq Listing Rule 5635(c) or would otherwise be impermissible without shareholder approval pursuant to the Nasdaq Listing Rules. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

3.            Adjustments.

(a)            Subdivision and Dividends. If outstanding Shares shall be subdivided into a greater number of Shares or a dividend in Shares shall be paid in respect of Shares, the Exercise Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding Shares shall be combined into a smaller number of Shares, the Exercise Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Exercise Price, the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of Shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Exercise Price in effect immediately prior to such adjustment, by (ii) the Exercise Price in effect immediately after such adjustment.

(b)            Reclassification, Etc. In case there occurs any reclassification or change of the outstanding securities of the Parent (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the Registered Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, or reorganization, shall be entitled to receive, in lieu of the membership interests or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Registered Holder would have been entitled upon such consummation if such Registered Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment pursuant to the provisions of this Section 3.

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(c)            Other Action Affecting Shares. In case at any time or from time to time the Parent shall take any action of the type contemplated in Section 3(a) or Section 3(b) hereof but not expressly provided for by such provisions, then, unless in the opinion of the Parent’s Board of Directors such action will not have an adverse effect upon the rights of the Registered Holder (taking into consideration, if necessary, any prior actions which the Parent’s Board of Directors deemed not to materially adversely affect the rights of the Registered Holder), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be adjusted in such manner and at such time as the Parent’s Board of Directors may in good faith determine to be equitable in the circumstances.

(d)            Adjustment Certificate. When any adjustment is required to be made in the Warrant Shares or the Exercise Price pursuant to this Section 3, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

4.            No Avoidance. The Parent will not, by amendment of its charter, the LLC Agreement or through any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, including without limitation, the adjustments required under Section 3 hereof. Without limiting the generality of the foregoing and notwithstanding any other provision of this Warrant to the contrary (including by way of implication), the Parent will take all such action as may be necessary or appropriate so that the Parent may validly and legally issue Shares upon the exercise of this Warrant.

5.            Transfers.

(a)            Unregistered Security. Each holder of this Warrant acknowledges that this Warrant and the Warrant Shares have not been registered under the Securities Act, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Share issued upon its exercise in the absence of (i) an effective registration statement under the Securities Act as to this Warrant or such Warrant Shares and registration of this Warrant or such Warrant Shares under any applicable U.S. federal or state securities law then in effect, or (ii) an opinion of counsel, reasonably satisfactory to the Company, that such registration not required under the Securities Act. Each certificate or other instrument for Warrant Shares issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect. Notwithstanding the transfer restrictions set forth in the preceding sentences of this Section 5(a), the Registered Holder may assign this Warrant or any Warrant Shares issued upon its exercise or any or all of its rights and interests hereunder or thereunder, in the absence of registration or qualification of such securities and any opinion of counsel as contemplated in clauses (i) and (ii) above, to one or more of its affiliates, provided that such transferee shall agree to be bound by the terms and conditions of this Warrant as a Registered Holder hereunder.

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(b)            Transferability. Subject to the provisions of Sections 5(a) and 8(f) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company.

(c)            Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

6.           Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate upon the earliest to occur of the following (the “Expiration Date”): (a) December 13, 2027; and (b) the consummation of (i) a sale, conveyance, disposal, or encumbrance of all or substantially all of the Parent or the Company’s property or business or the Parent or the Company’s merger into or consolidation with any other corporation (other than a wholly owned subsidiary corporation) or (ii) any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Parent or the Company is disposed of. Notwithstanding anything to the contrary herein, if (1) the Registered Holder has not exercised this Warrant in full prior to the Expiration Date and (2) the fair market value of one Warrant Share on the Expiration Date exceeds the Exercise Price, this Warrant shall be deemed to be exercised by the Registered Holder pursuant to Section 2(c) above immediately prior to termination of this Warrant on the Expiration Date.

7.            Notices of Certain Transactions. In case:

(a)            the Parent shall set a record date for all holders of its Shares (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right;

(b)          of any capital reorganization of the Parent, any reclassification of the membership interest of the Parent, any consolidation or merger of the Parent with or into another corporation (other than a consolidation or merger in which the Parent is the surviving entity), or any transfer of all or substantially all of the assets of the Parent; or

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(c)            of the voluntary or involuntary dissolution, liquidation or winding-up of the Parent, then, and in each such case, the Parent will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the record date for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or offering is to take place, and the time, if any is to be fixed, as of which the holders of record of Shares (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or offering) are to be determined. Such notice shall be mailed at least ten days prior to the record date or effective date for the event specified in such notice.

8.            Representations and Warranties of Registered Holder. The Registered Holder represents and warrants to the Company as follows:

(a)            Purchase for Own Account. This Warrant and the Warrant Shares (collectively, the “Securities”) to be acquired by the Registered Holder will be acquired for investment for the Registered Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Securities Act and the Registered Holder has no present intention of selling or engaging in any public distribution of the same. The Registered Holder also represents that the Registered Holder has not been formed for the specific purpose of acquiring the Securities.

(b)            Disclosure of Information. The Registered Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of the Securities. The Registered Holder further has had an opportunity to ask questions and receive answers from the Company and the Parent regarding the terms and conditions of the offering of the Securities and to obtain additional information (to the extent the Company or the Parent possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Registered Holder or to which the Registered Holder has access.

(c)            Investment Experience. The Registered Holder understands that the purchase of the Securities involves substantial risk. The Registered Holder has experience as an investor in securities of companies in the development stage and acknowledges that the Registered Holder can bear the economic risk of the Registered Holder’s investment in the Securities and has such knowledge and experience in financial or business matters that the Registered Holder is capable of evaluating the merits and risks of its investment in the Securities and/or has a preexisting personal or business relationship with the Company or the Parent and certain of its officers, directors or controlling persons of a nature and duration that enables the Registered Holder to be aware of the character, business acumen and financial circumstances of such persons.

(d)            Accredited Investor Status. The Registered Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

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(e)            The Securities Act. The Registered Holder understands that the Securities have not been registered under the Securities Act and are being issued in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Registered Holder’s investment intent as expressed herein. The Registered Holder understands that this the Securities must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. The Registered Holder acknowledges that the Company has no obligation to register or qualify the Securities for resale.

(f)            No Public Market. The Registered Holder understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Warrant, and that neither the Company nor the Parent has made any assurance that a public market will continue to exist for the Warrant Shares.

9.            Legends. The Warrant Shares issued upon exercise of this Warrant shall be imprinted with a legend in substantially the following form (together with any other legends required by applicable law or the Parent’s Certificate of Incorporation):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR, SUBJECT TO CERTAIN EXCEPTIONS SPECIFIED HEREIN, AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

10.            Reservation of Shares. The Parent will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such Warrant Shares and other membership interests, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

11.           Parent Guarantee. Parent irrevocably and unconditionally guarantees the Company’s obligations to deliver the Shares as contemplated under this Warrant.

12.           Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 5 hereof, issue and deliver to or upon the order of such Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of Shares called for on the face or faces of the Warrant or Warrants so surrendered.

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13.            Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

14.            No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Parent.

15.            No Fractional Shares. No fractional Shares will be issued in connection with any exercise hereunder. In lieu of any fractional Shares which would otherwise be issuable, the Parent shall, at the Parent’s option, round up to the next whole Share, or pay cash equal to the product of such fraction multiplied by the fair market value of one Share on the date of exercise, as determined in good faith by the Parent’s Board of Directors.

16.            Amendment or Waiver. Any term of this Warrant may be amended or waived upon written consent of the Company and the holders of at least 50% of the Shares issuable upon exercise of outstanding warrants issued pursuant to the Loan Agreement. By acceptance hereof, the Registered Holder acknowledges that in the event the required consent is obtained, any term of this Warrant may be amended or waived with or without the consent of the Registered Holder.

17.            Headings. The headings in this Warrant are used for convenience only and are not to be considered in construing or interpreting any provision of this Warrant.

18.            Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

19.            Successors and Assigns. Unless otherwise provided in this Warrant, the terms and conditions of this Warrant shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties. Nothing in this Warrant, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Warrant, except as expressly provided in this Warrant.

20.            Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

21.            Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant, the balance of this Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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22.            Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Warrant, upon any breach or default of any other party under this Warrant, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Warrant, or any waiver on the part of any party of any provisions or conditions of this Warrant, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Warrant or by law or otherwise afforded to any party, shall be cumulative and not alternative.

23.            Notices. Unless otherwise provided herein, any notice required or permitted by this Warrant shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, or as subsequently modified by written notice.

[Signature Pages Follow]

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The parties have executed this Class A Common Stock Purchase Warrant as of the date first written above.

COMPANY:

P3 HEALTH GROUP, LLC

By:	/s/ Erin Darakjian
Name: Erin Darakjian
Title: Chief Accounting Officer
Address: 2370 Corporate Circle, Suite 300, Henderson, NV 89074

PARENT:

P3 HEALTH PARTNERS INC.

By:	/s/ Erin Darakjian
Name: Erin Darakjian
Title: Chief Accounting Officer
Address: 2370 Corporate Circle, Suite 300, Henderson, NV 89074

AGREED TO AND ACCEPTED:

REGISTERED HOLDER:

VBC GROWTH SPV LLC

By: Chicago Pacific Founders GP, L.P., its Manager
By: Chicago Pacific Founders UGP, LLC, its General Partner

By:	/s/ Lawrence B. Leisure
Name: Lawrence B. Leisure
Title: Manager

EXHIBIT A

PURCHASE/EXERCISE FORM

To:      P3 Health Group, LLC                                                                                                                                    Dated: [__]

The undersigned, pursuant to the provisions set forth in the attached Warrant No. [__], hereby irrevocably elects to (choose one):

☐	(a) purchase _____ Shares covered by such Warrant and herewith makes payment of $__________, representing the full purchase price for such Shares at the price per Share provided for in such Warrant, or

☐	(b) exercise such Warrant for _______ Shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 2(c) of such Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 8 of the Warrant and by its signature below hereby makes such representations and warranties to the Company. Defined terms contained in such representations and warranties shall have the meanings assigned to them in the Warrant, provided that the term “Registered Holder” shall refer to the undersigned.

Signature:

Name (print):

Title (if applicable):

Company (if applicable):

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED, ________________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of Shares covered thereby set forth below, unto:

Name of Assignee	Address/Facsimile Number	No. of Shares

Dated:	Signature:

Witness:

Exhibit 10.3

SUBORDINATION AGREEMENT

This Subordination Agreement (this “Agreement”) is made as of December 13, 2022 among CRG Servicing LLC, a Delaware limited liability company (“Senior Agent”), and VBC Growth SPV LLC, a Delaware limited liability company (“Subordinated Creditor”).

RECITALS:

A.            P3 Health Group, LLC, a Delaware limited liability company (“Borrower”), intends to issue in favor of Subordinated Creditor the Subordinated Note (as defined below).

B.            Senior Creditors, Borrower and certain of its subsidiaries have entered into the Senior Loan Agreement (as defined below), and Senior Agent, Borrower and certain of its subsidiaries have entered into the Senior Security Agreement (as defined below) under which Borrower and such subsidiaries have granted a security interest in the Collateral (as defined below) in favor of the Senior Creditors as security for the payment of Borrower’s obligations under the Senior Loan Agreement.

C.            To induce the Lenders under and as defined in the Senior Loan Agreement referred to below to make and maintain the credit extensions to Borrower and to consent to the issuance of the Subordinated Note, in each case, under the Senior Loan Agreement, Subordinated Creditor is willing to subordinate the Subordinated Debt (as defined below) to the Senior Debt (as defined below) on the terms and conditions herein set forth.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.            Definitions. As used herein, the following terms have the following meanings:

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Collateral” has the meaning set forth in the Senior Security Agreement.

“Enforcement Action” means, with respect to any indebtedness, obligation (contingent or otherwise) or Collateral at any time held by any lender or noteholder, (i) commencing, by judicial or non-judicial means, the enforcement of, or otherwise attempting to enforce, such indebtedness, obligation or Collateral of any of the default remedies under any of the applicable agreements or documents of such lender or noteholder, the UCC or other applicable law (other than the mere issuance of a notice of default or notice of the right by such lender or noteholder to seek specific performance with respect to any covenants in favor of such lender or noteholder), (ii) repossessing, selling, leasing or otherwise disposing of all or any part of such Collateral, including without limitation causing any attachment of, levy upon, execution against, foreclosure upon or the taking of other action against or institution of other proceedings with respect to any Collateral, or exercising account debtor or obligor notification or collection rights with respect to all or any portion thereof, or attempting or agreeing to do so, (iii) appropriating, setting off or applying to such lender or noteholder’s claim any part or all of such Collateral or other property in the possession of, or coming into the possession of, such lender or noteholder or its agent, trustee or bailee, (iv) asserting any claim or interest in any insurance with respect to such indebtedness, obligation or Collateral, (v) instituting or commencing, or joining with any Person in commencing, any action or proceeding with respect to any of the foregoing rights or remedies (including any action of foreclosure, enforcement, collection or execution and any Insolvency Event involving any Obligor), (vi) exercising any rights under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Subordinated Creditor is a party, or (vii) otherwise enforcing, or attempting to enforce, any other rights or remedies under or with respect to any such indebtedness, obligation or Collateral.

“Insolvency Event” means that any Obligor or any of its subsidiaries shall have (i) applied for, consented to or acquiesced in the appointment of a trustee, receiver or other custodian for it or any of its property, or (ii) made a general assignment for the benefit of creditors or similar arrangement in respect of such Obligor’s or subsidiary’s creditors generally or any substantial portion thereof, or (iii) permitted, consented to, or suffered to exist the appointment of a trustee, receiver or other custodian for it or for a substantial part of its property, or (iv) commenced any case, action or proceeding before any court or other governmental agency or authority relating to bankruptcy, reorganization, insolvency, debt arrangement or relief or other case, action or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation case, action or proceeding, including without limitation any case under the Bankruptcy Code, in respect of it, or (v) (A) permitted, consented to, or suffered to exist the commencement of any case, action or proceeding before any court or other governmental agency or authority relating to bankruptcy, reorganization, insolvency, debt arrangement or relief or other case, action or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation case, action or proceeding, including without limitation any case under the Bankruptcy Code, in respect of it, and (B) any such case, action or proceeding shall have resulted in the entry of an order for relief or shall have remained for sixty (60) days undismissed.

“Obligor” has the meaning set forth in the Senior Loan Agreement.

“Person” has the meaning set forth in the Senior Loan Agreement.

“Senior Creditors” means Senior Agent and the “Lenders” under and as defined in the Senior Loan Agreement.

“Senior Debt” means the Obligations (as defined in the Senior Loan Agreement).

“Senior Discharge Date” means the first date on which all of the Senior Debt (other than contingent indemnification obligations and any Warrant Obligations (as defined in the Senior Loan Agreement)) has been paid indefeasibly in full in cash and all commitments of Senior Lenders under the Senior Loan Documents have been terminated.

“Senior Loan Agreement” means that certain Term Loan Agreement, dated as of November 19, 2020, by and among Borrower, the subsidiary guarantors from time to time party thereto, and the Senior Creditors, as amended, restated, supplemented or otherwise modified from time to time.

“Senior Loan Documents” means, collectively, the Loan Documents (as defined in the Senior Loan Agreement), in each case as amended, restated, supplemented or otherwise modified from time to time.

“Senior Security Agreement” means that certain Security Agreement, dated as of November 19, 2020, among Borrower, the other Obligors party thereto, and Senior Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Subordinated Debt” means and includes all obligations, liabilities and indebtedness of any Obligor owed to Subordinated Creditor, whether direct or indirect, under the Subordinated Debt Documents.

“Subordinated Debt Documents” means, collectively, the Subordinated Note and each other loan document or agreement entered into by Borrower in connection with the Subordinated Note, as amended, restated, supplemented or otherwise modified from time to time.

“Subordinated Note” means that certain $40,000,000 unsecured promissory note, dated December December 13, 2022, issued by Borrower to Subordinated Creditor, as amended, restated, supplemented or otherwise modified from time to time.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

2.      Liens. (a)      Subordinated Creditor represents and warrants that the Subordinated Debt is unsecured. Subordinated Creditor agrees that it will not request or accept any security interest in any Collateral to secure the Subordinated Debt; provided that, should Subordinated Creditor obtain a lien or security interest on any asset or Collateral to secure all or any portion of the Subordinated Debt for any reason (which action shall be in violation of this Agreement), notwithstanding the respective dates of attachment and perfection of the security interests in the Collateral in favor of the Senior Creditors or Subordinated Creditor, or any contrary provision of the UCC, or any applicable law or decision to the contrary, or the provisions of the Senior Loan Documents or the Subordinated Debt Documents, and irrespective of whether Subordinated Creditor or the Senior Creditors hold possession of any or all part of the Collateral, all now existing or hereafter arising security interests in the Collateral in favor of Subordinated Creditor in respect of the Subordinated Debt Documents shall at all times be subordinate to the security interest in such Collateral in favor of the Senior Creditors in respect of the Senior Loan Documents.

(b)            Subordinated Creditor acknowledges that the Senior Creditors have been granted liens upon the Collateral, and Subordinated Creditor hereby consents thereto and to the incurrence and maintenance of the Senior Debt.

(c)            Until the Senior Discharge Date, in the event of any private or public sale or other disposition of all or any portion of the Collateral, Subordinated Creditor agrees that such Collateral shall be sold or otherwise disposed of free and clear of any liens in favor of Subordinated Creditor. Subordinated Creditor agrees that any such sale or disposition of Collateral shall not require any consent from Subordinated Creditor, and Subordinated Creditor hereby waives any right it may have to object to such sale or disposition.

(d)            Subordinated Creditor agrees that it will not request or accept any guaranty of the Subordinated Debt.

3.            Payment Subordination. (a)  Notwithstanding the terms of the Subordinated Debt Documents, until the Senior Discharge Date, (i) all payments and distributions of any kind or character, whether in cash, property or securities, in respect of the Subordinated Debt are subordinated in right and time of payment to all payments in respect of the Senior Debt, and (ii) Subordinated Creditor will not demand, sue for or receive from Borrower (and Borrower will not pay) any part of the Subordinated Debt, whether by payment, prepayment, distribution, setoff, or otherwise, or accelerate the Subordinated Debt (provided, that, this clause (a) shall not prohibit the payment of interest on the Subordinated Debt that is capitalized by adding such amount to the principal balance of the Subordinated Debt in lieu of being paid in cash).

(b)            Subordinated Creditor must deliver to the Senior Agent in the form received (except for endorsement or assignment by Subordinated Creditor) any payment, distribution, security or proceeds it receives on the Subordinated Debt other than according to this Agreement.

4.            Subordination of Remedies. Until the Senior Discharge Date, and whether or not any Insolvency Event has occurred, Subordinated Creditor will not accelerate the maturity of all or any portion of the Subordinated Debt, enforce, attempt to enforce, or exercise any right or remedy with respect to any Collateral or the Subordinated Debt, or take any other Enforcement Action with respect to the Subordinated Debt.

5.            Payments Over. All payments and distributions of any kind, whether in cash, property or securities, in respect of the Subordinated Debt to which Subordinated Creditor would be entitled if the Subordinated Debt were not subordinated pursuant to this Agreement, shall be paid to the Senior Creditors in respect of the Senior Debt, regardless of whether such Senior Debt, or any portion thereof, is reduced, expunged, disallowed, subordinated or recharacterized. Notwithstanding the foregoing, if any payment or distribution of any kind, whether in cash, property or securities, shall be received by Subordinated Creditor on account of the Subordinated Debt before Senior Discharge Date (whether or not expressly characterized as such), then such payment or distribution shall be segregated by Subordinated Creditor and held in trust for, and shall be promptly paid over to, the Senior Creditors in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, in respect of the Senior Debt, regardless of whether such Senior Debt, or any portion thereof, is reduced, expunged, disallowed, subordinated or recharacterized. Until the Senior Discharge Date, Subordinated Creditor irrevocably appoints the Senior Agent as Subordinated Creditor’s attorney-in-fact, and grants to the Senior Creditors a power of attorney with full power of substitution (which power of attorney is coupled with an interest), in the name of Subordinated Creditor or in the name of the Senior Agent, for the use and benefit of the Senior Creditors, upon notice to Subordinated Creditor, for the sole purpose of making any such endorsements under this Section 5, if any. This Section 5 shall be enforceable even if the Senior Creditors’ liens on the Collateral are alleged, determined, or held to constitute preferential transfers, or otherwise avoided or voidable, set aside, recharacterized or equitably subordinated.

6.            Insolvency Proceedings. (a)  This Agreement is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable nonbankruptcy law. All references to Borrower or any other Obligor shall include Borrower or such Obligor as debtor and debtor-in-possession and any receiver or trustee for Borrower or any other Obligor (as the case may be) in connection with any case under the Bankruptcy Code or in connection with any other Insolvency Event.

(b)            Without limiting the generality of the other provisions of this Agreement, until the Senior Discharge Date, without the express written consent of the Senior Agent, Subordinated Creditor shall not institute or commence (nor shall it join with or support any third party instituting, commencing, opposing, objecting or contesting, as the case may be, or otherwise suffer to exist), any Insolvency Event involving Borrower or any other Obligor.

(c)            The Senior Creditors shall have the right to enforce rights, exercise remedies (including set-off and the right to credit bid its debt) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or consent of Subordinated Creditor.

(d)            Subordinated Creditor will not, and hereby waives any right to bring, join in, or otherwise support or take any action to (i) contest the validity, legality, enforceability, perfection, priority or avoidability of any of the Senior Debt, any of the Senior Loan Documents or any security interests and/or liens of the Senior Creditors on or in any property or assets of Borrower or any other Obligor, including without limitation, the Collateral; (ii) interfere with or in any manner oppose or support any other Person in opposing any foreclosure on or other disposition of any Collateral by the Senior Creditors in accordance with applicable law, or otherwise to contest, protest, object to or interfere with the manner in which the Senior Creditors may seek to enforce the Liens on any Collateral; (iii) provide a debtor-in-possession facility (including on a priming basis) to Borrower or any other Obligor, under Section 362, 363 or 364 of the Bankruptcy Code or any other applicable law, without the consent, in their sole discretion, of the Senior Creditors; or (iv) exercise any rights against the Senior Creditors or the Collateral under Section 506(c) of the Bankruptcy Code.

(e)            Subordinated Creditor will not, and hereby waives any right to, oppose, contest, object to, join in, or otherwise support any opposition to or objection with respect to, (i) any request or motion of the Senior Creditors seeking, pursuant to Section 362(d) of the Bankruptcy Code or otherwise, the modification, lifting or vacating of the automatic stay of Section 362(a) of the Bankruptcy Code or from any other stay in connection with any Insolvency Event or seeking adequate protection of the Senior Creditors’ interests in the Collateral or with respect to the Senior Debt (whether under Sections 362, 363, and/or 364 of the Bankruptcy Code or other applicable law), and, until Senior Discharge Date, Subordinated Creditor agrees that it shall not seek relief from such automatic stay without the prior written consent of the Senior Agent; (ii) any debtor-in-possession financing (including on a priming basis) or use of cash collateral (as defined in Section 363(a) of the Bankruptcy Code or other applicable law) arrangement by Borrower, whether from the Senior Creditors or any other third party under Section 362, 363 or 364 of the Bankruptcy Code or any other applicable law, if the Senior Creditors, in their sole discretion, consent to such debtor-in-possession financing or cash collateral arrangement, and Subordinated Creditor shall not request adequate protection (whether under Sections 362, 363, and/or 364 of the Bankruptcy Code or other applicable law) or any other relief in connection therewith; (iii) any sale or other disposition of any of the Collateral or any of the assets of Borrower or any other Obligor (include any such sale free and clear of liens or other claims) under Section 363 of the Bankruptcy Code or other applicable law if the Senior Creditors, in their sole discretion, consent to such sale or disposition; (vii) the Senior Creditors’ exercise or enforcement of its right to make an election under Section 1111(b) of the Bankruptcy Code, and Subordinated Creditor hereby waives any claim it may hereafter have against the Senior Creditors arising out of such election; (viii) the Senior Creditors’ exercise or enforcement of its right to credit bid any or all of its debt claims against Borrower or any other Obligor, including, without limitation, the Senior Debt; or (ix) any plan of reorganization or liquidation if the Senior Creditors, in their sole discretion, consent to, vote in favor of, or otherwise do not oppose such plan of reorganization or liquidation, and, in furtherance thereof, Subordinated Creditor hereby grants to the Senior Creditors the right to vote Subordinated Creditor’s claim or claims (as such term is defined in the Bankruptcy Code) arising on account of or in connection with the Subordinated Debt, as Subordinated Creditor’s agent, with respect to any plan of reorganization or liquidation to which Subordinated Creditor may be entitled to vote in any bankruptcy or liquidation proceeding or in connection with any other Insolvency Event of Borrower or any other Obligor.

7.            Distributions of Proceeds of Collateral. Until the Senior Discharge Date, all realizations upon any Collateral pursuant to or in connection with an Enforcement Action, an Insolvency Event or otherwise shall be paid or delivered to the Senior Agent in respect of the Senior Debt before any payment may be made to Subordinated Creditor.

8.            Release of Liens. In the event of any private or public sale or other disposition, by or with the consent of the Senior Agent, of all or any portion of the Collateral, Subordinated Creditor agrees that such sale or disposition shall be free and clear of any liens Subordinated Creditor may have on such Collateral. Subordinated Creditor agrees that, in connection with any such sale or other disposition, (i) the Senior Creditors are authorized to file any and all UCC and other applicable lien releases and/or terminations in respect of any liens held by Subordinated Creditor in connection with such a sale or other disposition, and (ii) it shall execute any and all lien releases or other documents reasonably requested by the Senior Agent in connection therewith. In furtherance of the foregoing, until the Senior Discharge Date, Subordinated Creditor hereby appoints the Senior Agent as its attorney-in-fact, with full authority in the place and stead of Subordinated Creditor and full power of substitution and in the name of Subordinated Creditor or otherwise, solely for the purpose of executing and delivering any document or instrument which Subordinated Creditor is required to deliver pursuant to this Section 8, such appointment being coupled with an interest and irrevocable. Subordinated Creditor agrees that the Senior Creditors may release or refrain from enforcing their security interest in any Collateral, or permit the use or consumption of such Collateral by Borrower free of any Subordinated Creditor security interest, without incurring any liability to Subordinated Creditor.

9.            Attorney-In-Fact. Until the Senior Discharge Date, Subordinated Creditor irrevocably appoints the Senior Agent as its attorney-in-fact, with power of attorney with power of substitution, in Subordinated Creditor’s name or in any Senior Creditor’s name, for the Senior Creditors’ use and benefit, with notice to Subordinated Creditor, solely for the purpose of doing the following during an Insolvency Event:

(a)            file any claims in respect of the Subordinated Debt on behalf of Subordinated Creditor if Subordinated Creditor does not do so at least 30 days before the time to file claims expires; and

(b)            vote Subordinated Creditor’s claim or claims (as such term is defined in the Bankruptcy Code) arising on account of or in connection with the Subordinated Debt, as Subordinated Creditor’s agent, with respect to any plan of reorganization or liquidation to which Subordinated Creditor may be entitled to vote in any bankruptcy or liquidation proceeding or in connection with any other Insolvency Event of Borrower or any other Obligor.

Such power of attorney is irrevocable and coupled with an interest.

10.            Legend; Amendment of Debt. (a)  Subordinated Creditor will immediately put a legend on or otherwise indicate on the Subordinated Note that the Subordinated Note is subject to this Agreement.

(b)            Until the Senior Discharge Date, Subordinated Creditor shall not, without prior written consent of the Senior Agent, agree to any amendment, modification or waiver of any provision of the Subordinated Debt Documents, if the effect of such amendment, modification or waiver is to: (i) terminate or impair the subordination of the Subordinated Debt in favor of the Senior Creditors; (ii) increase the interest rate on the Subordinated Debt or change (to earlier dates) the dates upon which principal, interest and other sums are due under the Subordinated Note; (iii) alter the redemption, prepayment or subordination provisions of the Subordinated Debt; (iv) impose on Borrower or any other Obligor any new or additional prepayment charges, premiums, reimbursement obligations, reimbursable costs or expenses, fees or other payment obligations; (v) alter the representations, warranties, covenants, events of default, remedies and other provisions in a manner which would make such provisions materially more onerous, restrictive or burdensome to Borrower or any other Obligor; (vi) grant a lien or security interest in favor of any holder of the Subordinated Debt on any asset or Collateral to secure all or any portion of the Subordinated Debt; or (vii) otherwise increase the obligations, liabilities and indebtedness in respect of the Subordinated Debt or confer additional rights upon Subordinated Creditor, which individually or in the aggregate would be materially adverse to Borrower, any other Obligor or the Senior Creditors. Any such amendment, modification or waiver made in violation of this Section 10(b) shall be void.

(c)            At any time without notice to Subordinated Creditor, the Senior Creditors may take such action with respect to the Senior Debt as the Senior Creditors, in their sole discretion, may deem appropriate, including, without limitation, terminating advances, increasing the principal, extending the time of payment, increasing interest rates, renewing, compromising or otherwise amending any documents affecting the Senior Debt and any Collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person; provided, that, notwithstanding the foregoing, the Senior Creditors shall not agree to any amendment, modification or waiver of any provision of the Senior Debt without Subordinated Creditor’s prior written consent if the effect of such amendment, modification or waiver is to: (i) increase the principal of the Senior Debt (other than as a result of capitalized interest) or increase the Obligations, in each case, above $180,000,000, (ii) extend the time of payment of the Senior Debt, or (iii) renew, replace, extend or supplement the Senior Debt or Obligations other than as permitted by clauses (i) and (ii) above. No action or inaction will impair or otherwise affect any Senior Creditor’s rights under this Agreement.

11.            Certain Waivers. (a)  Subordinated Creditor hereby (i) waives any and all notice of the incurrence of the Senior Debt or any part thereof; (ii) waives any and all rights it may have to require the Senior Creditors to marshal assets, to exercise rights or remedies in a particular manner, to forbear from exercising such rights and remedies in any particular manner or order, or to claim the benefit of any appraisal, valuation or other similar right that may otherwise be available under applicable law, regardless of whether any action or failure to act by or on behalf of the Senior Creditors is adverse to the interest of Subordinated Creditor; (iii) agrees that the Senior Creditors shall have no liability to Subordinated Creditor, and Subordinated Creditor hereby waives any claim against the Senior Creditors arising out of any and all actions not in breach of this Agreement which the Senior Creditors may take or permit or omit to take with respect to the Senior Loan Documents (including any failure to perfect or obtain perfected security interests in the Collateral), the collection of the Senior Debt or the foreclosure upon, or sale, liquidation or other disposition of, any Collateral; and (iv) agrees that the Senior Creditors have no duty, express or implied, fiduciary or otherwise, to them in respect of the maintenance or preservation of the Collateral, the Senior Debt or otherwise. Without limiting the foregoing, Subordinated Creditor agrees that the Senior Creditors shall have no duty or obligation to maximize the return to any class of creditors holding indebtedness of any type (whether Senior Debt or Subordinated Debt), notwithstanding that the order and timing of any realization, sale, disposition or liquidation of the Collateral may affect the amount of proceeds actually received by such class of creditors from such realization, sale, disposition or liquidation.

(b)            Subordinated Creditor confirms that this Agreement shall govern as between the Senior Creditors and the Subordinated Creditor irrespective of: (i) any lack of validity or enforceability of any Senior Loan Document or any Subordinated Debt Document; (ii) the occurrence of any Insolvency Event in respect of any Obligor; (iii) whether the Senior Debt, or the liens or security interests securing the Senior Debt, shall be held to be unperfected, deficient, invalid, void, voidable, voided, unenforceable, subordinated, reduced, discharged or are set aside by a court of competent jurisdiction, including pursuant or in connection with any Insolvency Event; (iv) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Debt or the Subordinated Debt, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Senior Loan Document or any Subordinated Debt Document or any guarantee thereof; or (v) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Obligor in respect of the Senior Debt or the Subordinated Debt.

12.            Representations and Warranties. Subordinated Creditor represents and warrants to the Senior Creditors that:

(a)            all action on the part of Subordinated Creditor, its officers, directors, partners, members and shareholders, as applicable, necessary for the authorization of this Agreement and the performance of all obligations of Subordinated Creditor hereunder has been taken;

(b)            this Agreement constitutes the legal, valid and binding obligation of Subordinated Creditor, enforceable against Subordinated Creditor in accordance with its terms;

(c)            the execution, delivery and performance of and compliance with this Agreement by Subordinated Creditor will not (i) result in any material violation or default of any term of any of Subordinated Creditor’s charter, formation or other organizational documents (such as Articles or Certificate of Incorporation, bylaws, partnership agreement, operating agreement, etc.) or (ii) violate any material applicable law, rule or regulation; and

(d)            Subordinated Creditor has not previously assigned any interest in the Subordinated Debt, and no Person other than the Subordinated Creditor owns an interest in the Subordinated Debt.

13.            Term; Reinstatement. This Agreement shall remain in full force and effect until the Senior Discharge Date, notwithstanding the occurrence of an Insolvency Event. If, after the Senior Discharge Date, the Senior Creditors must disgorge any payments made on the Senior Debt for any reason (including, without limitation, in connection with the bankruptcy of Borrower or in connection with any other Insolvency Event), this Agreement and the relative rights and priorities provided in it, will be reinstated as to all disgorged payments as though such payments had not been made, and Subordinated Creditor will immediately pay the Senior Agent all payments received in respect of the Subordinated Debt to the extent such payments or retention thereof would have been prohibited under this Agreement.

14.            Successors and Assigns. This Agreement binds Subordinated Creditor, its successors or assigns, and benefits the Senior Creditors’ successors or assigns. This Agreement is for Subordinated Creditor’s and the Senior Creditors’ benefit and not for the benefit of Borrower or any other party. Subordinated Creditor shall not sell, assign, pledge, dispose of or otherwise transfer all or any portion of the Subordinated Debt or any related document or any interest in any Collateral therefor unless prior to the consummation of any such action, the transferee thereof shall execute and deliver to the Senior Agent an agreement of such transferee to be bound hereby, or an agreement substantially identical to this Agreement providing for the continued subjection of the Subordinated Debt, the interests of the transferee in the Collateral and the remedies of the transferee with respect thereto as provided herein with respect to Subordinated Creditor and for the continued effectiveness of all of the other rights of the Senior Creditors arising under this Agreement, in each case in form satisfactory to the Senior Creditors. Any such sale, assignment, pledge, disposition or transfer not made in compliance with the terms of this Section 14 shall be void but shall not affect the subordination provisions of this Agreement.

15.            Further Assurances. Subordinated Creditor hereby agrees to execute such documents and/or take such further action as the Senior Agent may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement, including, without limitation, ratifications and confirmations of this Agreement from time to time hereafter, as and when requested by the Senior Agent.

16.            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Executed counterparts may be delivered by facsimile or email.

17.            Governing Law; Waiver of Jury Trial. (a)  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

(b)            EACH PARTY HERETO WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

18.            Entire Agreement; Waivers and Amendments. This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. The Senior Creditors and Subordinated Creditor are not relying on any representations by the other creditor party or Borrower in entering into this Agreement, and each of the Senior Creditors and Subordinated Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower. No amendment, modification, supplement, termination, consent or waiver of or to any provision of this Agreement, nor any consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the Senior Agent and Subordinated Creditor. Any waiver of any provision of this Agreement, or any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.

19.            No Waiver. No failure or delay on the part of any Senior Creditor or Subordinated Creditor in the exercise of any power, right, remedy or privilege under this Agreement shall impair such power, right, remedy or privilege or shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise of any other power, right or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to any Senior Creditor.

20.            Legal Fees. In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable, invoiced and out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred in such action.

21.            Severability. Any provision of this Agreement which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

22.            Notices. All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be delivered or sent by first-class mail, postage prepaid, or by overnight courier or messenger service or by facsimile or electronic mail, message confirmed, and shall be deemed to be effective for purposes of this Agreement on the day that delivery is made or refused. Unless otherwise specified in a notice mailed or delivered in accordance with the foregoing sentence, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses and facsimile numbers or email addresses indicated on the signature pages hereto.

23.            No Third-Party Beneficiaries; Other Benefits. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third party beneficiary rights upon any other person. Subordinated Creditor understands that there may be various agreements between the Senior Creditors and Borrower or the other Obligors evidencing and governing the Senior Debt, and Subordinated Creditor acknowledges and agrees that such agreements are not intended to confer any benefits on Subordinated Creditor and that the Senior Creditors shall have no obligation to Subordinated Creditor or any other Person to exercise any rights, enforce any remedies, or take any actions which may be available to it under such agreements.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SUBORDINATED CREDITOR:

VBC GROWTH SPV LLC

By: Chicago Pacific Founders GP, L.P., its Manager
By: Chicago Pacific Founders UGP, LLC, its General Partner

By	/s/ Lawrence B. Leisure
Name: Lawrence B. Leisure
Title: Manager

Address for Notices:

Chicago Pacific Founders Fund, L.P.

980 N. Michigan Ave., Suite 1998

Chicago, IL 60611

Attn:           Greg Kazarian

Tel:             312-213-2141

Email:         gkazarian@cpfounders.com

and to:

Locke Lord LLP

111 South Wacker

Chicago, IL 60606

Attn:           Michael R. Wilson

Tel.:            312-201-2522

Fax:           855-595-1187

Email:  michael.wilson@lockelord.com

SENIOR AGENT (on behalf of the SENIOR CREDITORS):

CRG SERVICING LLC

By	/s/ Nathan Hukill
Name: Nathan Hukill
Title: Authorized Signatory

Address for Notices:

1000 Main Street, Suite 2500
Houston, TX 77002
Attn: Portfolio Reporting
Tel.: 713.209.7350
Fax: 713.209.7351
Email: notices@crglp.com

P3 HEALTH GROUP, LLC

By:	/s/ Erin Darakjian
Name: Erin Darakjian
Title: Chief Accounting Officer

Address for Notices:
2370 Corporate Circle
Suite 300
Henderson, NV 89074
Attn: Erin Darakjian, Chief Accounting Officer
Tel.: (702) 780-2543
Email: edarakjian@p3hp.org

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attn: Scott Ollivierre
Tel.: +1.212.906.1397
Email: Scott.Ollivierre@lw.com

Exhibit 10.4

THIRD AMENDMENT TO TERM LOAN AGREEMENT

THIS THIRD AMENDMENT TO TERM LOAN AGREEMENT (this “Agreement”), dated as of December 13, 2022, is entered into among P3 HEALTH GROUP, LLC, a Delaware limited liability company (“Borrower”) (formerly known as FAC MERGER SUB LLC, successor by merger to P3 HEALTH GROUP HOLDINGS, LLC), the Subsidiary Guarantors party hereto, the Lenders party hereto and CRG SERVICING LLC, as administrative agent and collateral agent (the “Agent”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Term Loan Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and the Agent have entered into that certain Term Loan Agreement, dated as of November 19, 2020 (as amended, restated, supplemented or modified from time to time, the “Term Loan Agreement”);

WHEREAS, the Obligors have requested that the Lenders and the Agent amend the Term Loan Agreement to provide for certain modifications of the terms thereof, including to permit the transactions contemplated by the VBC Note Documents; and

WHEREAS, the Lenders and the Agent are willing to amend the Term Loan Agreement subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Amendments to Term Loan Agreement.

(a)            Section 1.01 of the Term Loan Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“Third Amendment Effective Date” means December 13, 2022.

“VBC” means VBC Growth SPV LLC, a Delaware limited liability company.

“VBC Note” means that certain Unsecured Promissory Note, dated as of the Third Amendment Effective Date, by and between the Borrower and VBC, in the original principal amount of Forty Million Dollars ($40,000,000), as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the VBC Subordination Agreement.

“VBC Note Documents” means the VBC Note and all other agreements, instruments and documents executed and delivered in connection with the VBC Note, in each case as amended or otherwise modified in accordance with the terms of the VBC Subordination Agreement.

“VBC Subordinated Debt” means the unsecured Indebtedness of Borrower incurred pursuant to the VBC Note Documents.

“VBC Subordination Agreement” means that certain subordination agreement, dated as of the Third Amendment Effective Date, among VBC, the Administrative Agent and Borrower.

(b)         The definition of “Change of Control” in Section 1.01 of the Term Loan Agreement is hereby amended by replacing the text “(d) the occurrence of any “Change of Control” (or any equivalent term) under any documentation governing Material Indebtedness (other than the Intermountain Subordinated Debt) or (e) the occurrence of any “Change of Control Transaction” under any Intermountain Note Document.” with the text “(d) the occurrence of any “Change of Control” (or any equivalent term) under any documentation governing Material Indebtedness (other than the Intermountain Subordinated Debt or the VBC Subordinated Debt), (e) the occurrence of any “Change of Control Transaction” under any Intermountain Note Document or (f) the occurrence of any “Change of Control” under any VBC Note Document.”.

(c)         The definition of “Loan Documents” in Section 1.01 of the Term Loan Agreement is hereby amended by adding the text “the VBC Subordination Agreement,” immediately before the text “the Intermountain Subordination Agreement”.

(d)        The definition of “Material Indebtedness” in Section 1.01 of the Term Loan Agreement is hereby amended by replacing the text “and (b) the Intermountain Subordinated Debt.” with the text “, (b) the Intermountain Subordinated Debt and (c) the VBC Subordinated Debt.”.

(e)       Section 8.01(j) of the Term Loan Agreement is hereby amended by adding the text “or the holders of the VBC Subordinated Debt” immediately after the text “the Intermountain Subordinated Debt”.

(f)       Section 9.01 of the Term Loan Agreement is hereby amended by (i) replacing the text “; and” at the end of clause (q) thereof with the text “;”, (ii) replacing the text “.” at the end of clause (s) thereof with the text “; and” and (iii) adding the following as a new clause (t) thereof to read as follows:

(t)       VBC Subordinated Debt; provided, that, (i) the VBC Subordinated Debt is at all times subject to the terms and conditions of the VBC Subordination Agreement, (ii) the VBC Subordinated Debt is unsecured, (iii) no Subsidiary shall Guarantee the VBC Subordinated Debt and (iv) the aggregate principal amount of the VBC Subordinated Debt shall not exceed at any one time outstanding the sum of (A) Forty Million Dollars ($40,000,000) plus (B) capitalized interest on the VBC Subordinated Debt that is added to the principal balance thereof in accordance with the terms of the VBC Note (in lieu of being paid in cash).

(g)       Section 9.07 of the Term Loan Agreement is hereby amended and restated to read, in its entirety, as follows:

9.07       Payments of Indebtedness. Such Obligor shall not, and shall not permit any of its Subsidiaries to, make (a) any voluntary or optional payments in respect of any Indebtedness (other than Intermountain Subordinated Debt and VBC Subordinated Debt) that is subordinated to the Obligations other than payments thereof that are permitted under the terms of the applicable subordination or intercreditor agreement to which the Administrative Agent is a party, (b) any payments in respect of Intermountain Subordinated Debt other than the payments of interest that are capitalized by adding such interest payment amounts to the principal balance of the Intermountain Subordinated Debt (in lieu of being paid in cash) in accordance with the terms of the Intermountain Note in effect as of the Closing Date or (c) any payments in respect of VBC Subordinated Debt other than the payments of interest that are capitalized by adding such interest payment amounts to the principal balance of the VBC Subordinated Debt (in lieu of being paid in cash) in accordance with the terms of the VBC Note in effect as of the Third Amendment Effective Date.

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(h)       Section 9.12 of the Term Loan Agreement is hereby amended by replacing the text “or (b) enter into any amendment or modification of any Intermountain Note Document in a manner adverse to the Secured Parties or in violation of the Intermountain Subordination Agreement.” with the text “, (b) enter into any amendment or modification of any Intermountain Note Document in a manner adverse to the Secured Parties or in violation of the Intermountain Subordination Agreement or (c) enter into any amendment or modification of any VBC Note Document in a manner adverse to the Secured Parties or in violation of the VBC Subordination Agreement.”.

(i)       Section 11.01(g) of the Term Loan Agreement is hereby amended by replacing the text “(ii) any “Event of Default” occurs under any Intermountain Note Document” with the text “(ii) any “Event of Default” occurs under any Intermountain Note Document or any “Event of Default” occurs under any VBC Note Document”.

(j)       Section 12.01(b) of the Term Loan Agreement is hereby amended by replacing the text “(ix) enter into non-disturbance agreements and similar agreements and (x)” with the text “(ix) enter into the VBC Subordination Agreement, (x) enter into non-disturbance agreements and similar agreements and (xi)”.

2.          Conditions Precedent. The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions precedent:

(a)       receipt by the Agent of counterparts of (i) this Agreement duly executed by the Obligors, the Majority Lenders and the Agent, (ii) the VBC Subordination Agreement duly executed by VBC, the Borrower and the Agent and (iii) each VBC Note Document duly executed by the parties thereto; and

(b)       the representation and warranty in Section 5(c) of this Agreement shall be true and correct on the date hereof.

3.         Expenses. The Obligors agree to reimburse the Agent for all reasonable fees, charges and disbursements of the Agent in connection with the preparation, execution and delivery of this Agreement, including the reasonable fees, charges and disbursements of Moore & Van Allen PLLC.

4.       Reaffirmation. Each of the Obligors acknowledges and reaffirms (a) that it is bound by all of the terms of the Loan Documents to which it is a party and (b) that it is responsible for the observance and full performance of all Obligations, including without limitation, the repayment of the Loans. Furthermore, the Obligors acknowledge and confirm (i) that the Lenders have performed fully all of their obligations under the Term Loan Agreement and the other Loan Documents arising on or before the date hereof other than their respective obligations specifically set forth in this Agreement and (ii) that by entering into this Agreement, the Lenders do not, except as expressly set forth herein, waive or release any term or condition of the Term Loan Agreement or any of the other Loan Documents or any of their rights or remedies under such Loan Documents or any applicable law or any of the Obligations of the Obligors thereunder.

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5.       Miscellaneous.

(a)       The Term Loan Agreement and the Obligations of the Obligors thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms, as amended by this Agreement. This Agreement is a Loan Document.

(b)       Each Guarantor (i) acknowledges and consents to all of the terms and conditions of this Agreement, (ii) affirms all of its Obligations under the Loan Documents, and (iii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its Obligations under the Term Loan Agreement or the other Loan Documents.

(c)       The Obligors represent and warrant to the Agent and the Lenders that:

(i)       each Obligor has taken all necessary corporate, limited liability company or other organizational action to authorize the execution, delivery and performance of this Agreement;

(ii)       this Agreement has been duly executed and delivered by each Obligor and constitutes a legal, valid and binding obligation of each Obligor, enforceable against each such Obligor in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting enforceability of creditors’ rights generally and to general principles of equity;

(iii)       no approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Obligor of this Agreement other than (A) those that have already been obtained and are in full force and effect and (B) those that may be required under any applicable notices under securities laws; and

(iv)       (A) the representations and warranties of each Obligor contained in Section 7 of the Term Loan Agreement or in any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (and in all respects if any such representation and warranty is already qualified by materiality or reference to Material Adverse Change or Material Adverse Effect) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation and warranty is already qualified by materiality or reference to Material Adverse Change or Material Adverse Effect) as of such earlier date and (B) no event has occurred and is continuing which constitutes a Default or an Event of Default.

(d)      Each of the Obligors hereby affirms the Liens created and granted in the Loan Documents in favor of the Agent, for the benefit of the Secured Parties, and agrees that this Agreement does not adversely affect or impair such Liens and security interests in any manner.

(e)       This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

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(f)       If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g)       THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	P3 HEALTH GROUP, LLC

	By:	/s/ Erin Darakjian
Name: Erin Darakjian
Title: Chief Accounting Officer

SUBSIDIARY GUARANTORS:

P3 HEALTH PARTNERS, LLC		P3 HEALTH GROUP MANAGEMENT, LLC

By:	/s/ Erin Darakjian	By:	/s/ Erin Darakjian
Name: Erin Darakjian		Name: Erin Darakjian
Title: Chief Accounting Officer		Title: Chief Accounting Officer

P3 HEALTH GROUP CONSULTING, LLC		P3 HEALTH PARTNERS-NEVADA, LLC

By:	/s/ Erin Darakjian	By:	/s/ Erin Darakjian
Name: Erin Darakjian		Name: Erin Darakjian
Title: Chief Accounting Officer		Title: Chief Accounting Officer

P3 HEALTH PARTNERS-OREGON, LLC		P3 HEALTH PARTNERS-FLORIDA, LLC

By:	/s/ Erin Darakjian	By:	/s/ Erin Darakjian
Name: Erin Darakjian		Name: Erin Darakjian
Title: Chief Accounting Officer		Title: Chief Accounting Officer

P3 HEALTH PARTNERS ACO, LLC		P3 HEALTH PARTNERS-CALIFORNIA, LLC

By:	/s/ Erin Darakjian	By:	/s/ Erin Darakjian
Name: Erin Darakjian		Name: Erin Darakjian
Title: Chief Accounting Officer		Title: Chief Accounting Officer

P3 HEALTH GROUP HOLDINGS, LLC
THIRD AMENDMENT

AGENT:	CRG SERVICING LLC

By:	/s/ Nathan Hukill
Name: Nathan Hukill
Title: Authorized Signatory

LENDERS:	CRG PARTNERS IV L.P.
By: CRG PARTNERS IV GP L.P., its general partner
By: CRG PARTNERS IV GP LLC, its general partner

	By:	/s/ Nathan Hukill
Name: Nathan Hukill
Title: Authorized Signatory

CRG PARTNERS IV – PARALLEL FUND “C” (CAYMAN) L.P.
By: CR GROUP L.P.., its investment advisor

By:	/s/ Nathan Hukill
Name: Nathan Hukill
Title: Authorized Signatory

CRG PARTNERS IV – CAYMAN LEVERED L.P.
By: CRG PARTNERS IV (CAYMAN) GP L.P., its general partner
By: CRG PARTNERS IV GP LLC, its general partner

By:	/s/ Nathan Hukill
Name: Nathan Hukill
Title: Authorized Signatory

P3 HEALTH GROUP HOLDINGS, LLC
THIRD AMENDMENT